Exhibit 99.1
Press Release

NEWS RELEASE

April 9, 2007

PYR ENERGY REPORTS QUARTERLY FINANCIAL RESULTS
PROVIDES OPERATIONAL UPDATE

     DENVER – PYR Energy Corporation (AMEX:PYR) today announced financial results for the six and three months ended February 28, 2007. The Company recorded $4,988,000 in total oil and gas revenues for the six months ended February 28, 2007, which is a 22% increase from the same period ended February 28, 2006 of $4,072,000. Of the $4,988,000, we recorded $3,134,000 from the sale of 504,487 Mcf of natural gas for an average price of $6.21 per Mcf, which is down 24% from the prior year price, and $1,655,000 from the sale of 305,147 Bbls of oil for an average price of $55.01 per Bbl, which decreased 9% from the prior year. In addition, during the six months, the Company received $162,000 from the sale of natural gas liquids for an average price of $36.49 and $37,000 from other products.

     The Company recorded $2,369,000 in total oil and gas revenues during the quarter ended February 28, 2007, which is a 14% increase from the same period a year ago ended February 28, 2006, when we recorded $2,069,000 in total oil and gas revenues. Of the $2,369,000, we recorded $1,403,000 from the sale of 240,381 Mcf of natural gas for an average price of $5.84 per Mcf, which is down 18% from the prior year price, and $815,000 from the sale of 15,348 Bbls of oil for an average price of $53.10 per Bbl, which decreased 12% from the prior year. In addition during the quarter, the Company received $151,000 from the sale of natural gas liquids and other products for an average price of $33.58 and $28,000 from the other products.

     The Company recorded net income of $841,000, or $0.02 per common share for the six months ended February 28, 2007 as compared with $631,000, or $0.02 per common share for the same period of 2006. The Company recorded net income of $458,000, or $0.01 per common share, compared with net income of $175,000, or $0.01 per common share, for the three months ended February 28, 2006.

     Net production for the quarter ended February 28, 2007 totaled 204,381 Mcfe compared to 174,903 Mcfe for the quarter ended February 28, 2006, resulting in an increase of 37%. Lease operating expenses (LOE) per produced Mcfe averaged $0.82 for the fiscal second quarter 2007, which was a 36% decrease from the corresponding quarter of 2006 at $1.29 per Mcfe. Comparing the quarters ended February 28, 2002 (2Q07), and November 30, 2006 (1Q06), total oil and gas revenues for the second quarter were 9% lower, net production increased by 1%, and total operating expense decreased by 8.5%.

     At February 28, 2007, the Company had cash of $5,181,000, oil and gas receivables of $1,692,000, current liabilities of $1,486,000, total assets of $28,863,000, and stockholders’ equity of $19,492,000. There were 37,993,259 common shares outstanding at February 28, 2007. As of April 5, 2007 current production was approximately 5 million cubic feet of natural gas per day.

Selected Operational Update:

Rocky Mountain Region

     Mallard Project. The Company’s Mallard Project is located within the Whitney Canyon-Carter Creek field complex in the Overthrust Belt area of Unita County, Wyoming. The Company’s #1-30 Duck Federal well is currently producing approximately 5.1 MMcf of gas, 60 barrels of associated condensate and 250 barrels of water per day from the Mission Canyon Formation. Gas production appears to have stabilized since running a tubing string in the fall of 2006 after an extended shut-in, although we continue to see a slowly declining water cut. The Company and its partners have identified several potential drilling locations from the 3-D seismic shot in a 23 square mile area. The Company has a 28.75% working interest in the #1-30 Duck Federal well.

     In addition, the Company has agreed to participate for a 28.75% working interest in the re-drilling of an existing well, the UPRC #25-1, which directly offsets the #1-30 Duck well. The Company was informed by the operator that the drilling rig it expected to use to drill the re-entry of the UPRC #25-1 well has been released to drill a well for another operator. The operator has not advised the Company when it expects to have a rig for the re-entry.

     North Stockyard Project. The Company’s first development well in the North Stockyard Creek field in Williams County, North Dakota, the Harstad #1-15H, has been drilled to a vertical depth of 10,000’ to evaluate the hydrocarbon potential of the Bluell formation. The well was then horizontally drilled in a southeasterly direction for a distance of approximately 4,800’ within the Bluell porosity zone, and intermediate casing was set through the curved portion of the hole. The well is currently producing approximately 100 Bbls of oil per day, 65 Mcf of gas per day, and 80 barrels of water per day, and we anticipate that the operator will propose an acid based fracture treatment to improve the daily production rates. Depending on the Harstad well’s production performance, the Company expects that additional development wells may be drilled on the acreage in which the Company has an interest. It is anticipated that extended reach horizontal drilling of the type employed in drilling the Harstad well can significantly improve the production rates of wells in this field. The Company has a 20% working interest in 3,116 gross acres in the project.

Texas and Gulf Coast Region

     Nome Field. The Company has producing interests in the Nome Field in Jefferson County, Texas, which produces from the Yegua formation. This field was discovered in 1994, and our interpretation of 3D seismic over the field has identified undeveloped fault blocks, structural closures, and associated bright spot locations. The Company’s first well, the Sun Fee GU #1-ST (“Sun Fee Well”), produces from the upper Yegua at an average rate of 5.9 MMcf/day and 493 Bbls/day (8.9 MMcfe/day) as of March 1, 2007. When the well reached payout on October 13, 2004 (production at that time was over 19.0 MMcfe per day), PYR was placed in pay status as a working interest participant in the well. Based on pooling of lands into the Sun Fee Sidetrack Unit (the “Sidetrack Unit”) by the operator, our current net revenue interest in the well and associated lands is 5.7%, consisting of a 5.19% working interest with a 1.5% overriding royalty interest.  We and the other working interest partners control approximately 4,200 of gross leasehold acres in the project. Our revenues and costs associated with the production from the Sun Fee Well, as well as our costs incurred on the Nome Project, are subject to a net profits agreement with the Trust.

     We are currently in litigation with the operator of the Sun Fee Well, Samson Lone Star L.P. (“Samson”), concerning, among other matters, Samson’s pooling of certain lands into the production unit and the corresponding reduction in our working interest. The outcome of the litigation will determine our working interest and revenue interest. See Part II, Item 1 of this document for further details.

     An additional well, in which the Company has an 8.33% working interest, the Nome-Long #1, has been completed in the Nome Field. The well logged about 135 feet of potential Yegua gas sand. Sales from this well had been delayed pending the construction of the Nome Central Facility by the operator. With this facility now complete, the Nome-Long #1 well is currently producing at March 5, 2007, 6.8 MMcf and 236 Bbls of oil per day on a 13/64th choke from limited perforations (26 feet) in the Yegua Formation. The operator has indicated that it will flow test this lower interval before adding an additional 97 feet of uphole perforations to the flow stream. As a result of our ongoing dispute with Samson and even though PYR has paid its full share of all drilling and related costs, Samson has reneged on its offer to process PYR’s gas, thereby forcing PYR to seek alternative methods to get its share of gas to market. PYR is considering all of its options both legally and operationally in regards to this matter. Based on current production information and entitlement, the Company is under-produced by approximately 49 MMcf with a current sales value of approximately $397,000 as of February 28, 2007. However, the Company is not entitled to recover this amount until such time the operator’s share of remaining reserves are insufficient to settle the production imbalance. Our interests in wells drilled in this prospect are subject to the Trust’s initial net profits interest of 50%.

     The Nome-Harder #1, which is an offset to the Nome-Long #1well by approximately 2,685 feet to the northeast, has reached total depth of approximately 15,000'. The well has been logged, and upon the recommendation of the operator, a production liner is being run. Completion and testing operations should begin shortly. During drilling the well encountered encouraging gas shows, and only after testing will any definitive determination be able to be made with regard to the wells productivity. PYR fully expects Samson to force PYR to take its gas in kind as is the case with the Nome-Long #1 well. We will vigorously defend our interest. Although the operator has not provided us with additional information, we believe, based on reports provided to us by third party consultants engaged by us, that are a number of other potential drilling locations. PYR is participating with an approximate 4.167% working interest in this Yegua project. Our interest in this well will be subject to the aforementioned Trust net profits interest of 50%.

     Madison Prospect. Production levels from the Company’s Maness Gas Unit #1 well, located in Jefferson County, Texas, continues to improve after it was shut-in for an extended period over a year ago and is currently producing approximately 425 Bbls of oil per day, 1.5 MMcf of gas per day, and 67 Barrels of water. The Company has a 12.5% working interest in the Maness Gas Unit #1 well.

     In the Madison prospect, the Company participated in drilling the Wall GU#1 well, in which the Company has a 17.5% working interest. This well is a development well that offsets the Maness GU#1 well. The Wall well was originally completed during December 2006. However, during completion operations, the well suffered significant near wellbore damage. After planned mitigation measures failed to remedy the damage, the Company, in agreement with the operator, re-entered the well and has successfully sidetracked the well to the productive interval, which was encountered up dip to the original penetration. The sidetrack well has been completed, production liner has been run, and the well was perforated April 4, 2007. It is now flowing on a highly restricted 7/64th choke at a rate of approximately 190 Bbls of oil per day, 270 Mcf of gas per day, and no water. We anticipate production to increase significantly as the well choke is slowly increased following our initial clean-up flow period. With a successful completion, we anticipate that the operator will propose additional development drilling. Our mapping suggests that we may have from three to five additional drilling locations. PYR’s interest in wells drilled in this prospect is subject to the Trust’s initial net profits interest of 50%.

     Denver based PYR Energy is an independent oil and gas company primarily engaged in the exploration for and the development and production of natural gas and crude oil.  At the current time, PYR’s activities are focused in select areas of the Rocky Mountain region, Texas and the Gulf Coast.  Additional information about PYR Energy Corporation can be accessed via the Company’s web site at www.pyrenergy.com.

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     This release and the Company’s website contain forward-looking statements regarding PYR Energy Corporation’s future plans and expected performance based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. This press release and the Company’s website include the opinions of PYR Energy and does not necessarily include the views of any other person or entity.

Contact:	1675 Broadway, Suite 2450
Kenneth R. Berry, Jr., President	Denver, CO 80202
Tucker Franciscus, VP	Phone: 303.825.3748
Fax: 303.825.3768